Exhibit 10.1

Amendment No. 2

To

Executive Employment Agreement

This Amendment No. 2 to the Executive Employment Agreement, dated as of March 1, 2025, between Functional Brands Inc., a Delaware corporation, and its subsidiaries (the “Company”), and Eric Griptentrog, an individual having an address at 14200 NE Riverbend Drive, Battle Ground, Washinton 98604 (the “Executive” “) ( as amended prior hereto, the “ Agreement”), is dated as of April 15, 2026 (the “Amendment”)..

Whereas, pursuant to the Agreement the Executive was retained by the Company to serve as its Chief Executive Officer (“CEO”);

Whereas, the Company and the Executive wish to amend the Agreement to (i) align the term of the executive’s employment with the Company’s fiscal calendar year, (ii) clarify that all dollar amounts referenced under the Agreement are stated in United States dollars and (iii) restate the essential duties and responsibilities of the Executive and the consolidated net revenue targets for bonus determination.

Whereas, after review by the Compensation Committee of the Company’s Board of Directors, such Committee determined that this Amendment is in the best interests of the Company and recommended it be approved by the full Board of Directors; and

Whereas, the Board of Directors of the Company (with the Executive abstaining from vote) has approved this Amendment.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Capitalized terms used herein, but not otherwise defined, shall have the meanings attributed to them in the Agreement.

2. Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Position and Term. The Company hereby employs the Executive as CEO of the Company. The term of this Agreement commenced on March 1, 2025 with an original term expiring at midnight December 31, 2025 (the “Term”).The Term automatically renews for twelve months for each subsequent year commencing January 1, 2026 and unless earlier terminated as provided herein.”

3. The last sentence of Section 8.3 is hereby deleted in its entirety and replaced with the following: “All dollar figures expressed in this Agreement are stated in United States dollars.”

4. Existing Schedule A and Schedule B of the Agreement are deleted in their entirety and replaced with the Schedule A and Schedule B attached hereto and made part of this Amendment.

5. All other terms and provisions of the Agreement remain in full force and effect.

In Witness Whereof, the parties hereto have executed and delivered this Amendment as of the date first above written.

FUNCTIONAL BRANDS INC.

By:	/s/ Eric Gripentrog
Title:	Chief Executive Officer

ERIC GRIPENTROG

/s/ Eric Gripentrog

Acknowledged:

By:	/s/ Girard Smith
Girard Smith, Chairman Compensation Committee

SCHEDULE A

ESSENTIAL DUTIES AND RESPONSIBILITIES OF THE CHIEF EXECUTIVE OFFICER (“CEO”)

The Executive's primary duties as CEO of the Company are to create a positive Company culture, build and maintain a senior management team, develop, implement and execute sound business strategies for the Company and provide general oversight to the management team and staff.

The responsibility of CEO is to align the Company, internally and externally, with the strategic vision as determined by the Board of Directors of the Company. The CEO is responsible for the Company's operations, marketing, strategy, financing, creation of Company culture, human resources, hiring, firing, compliance with safety regulations and applicable laws, including securities laws applicable to the Company, investor and public relations, etc. Many of these responsibilities will be delegated to management team members and staff or external service providers.

The CEO will regularly report, on a timely basis, to the Company’s Board of Directors on the results of both his efforts and the business and prospects of the Company and make himself available to respond to enquiries of directors.

Main Duties:

Strategic Leadership and Business Execution
Executive shall be responsible for leading the overall business strategy, annual operating plan, and day-to-day execution of the Company’s objectives, including growth initiatives, capital allocation, and operational priorities.

Financial Oversight and Budget Management
Executive shall oversee the Company’s financial performance, including budgeting, forecasting, cash management, capital raising activities, and cost controls, and shall work to maximize shareholder value.

Public Company Compliance and Governance
Executive shall ensure that the Company complies with all applicable securities laws, stock exchange requirements, public company reporting obligations, and corporate governance standards, including coordination of periodic filings, Board materials, and investor communications.

Board and Investor Relations
Executive shall report regularly to the Board of Directors regarding the Company’s performance, strategy, risks, and opportunities, and shall serve as a primary point of contact with investors, lenders, analysts, and other key stakeholders.

Team Leadership and Talent Management
Executive shall recruit, develop, supervise, and retain senior management and other personnel, foster a performance-oriented culture, and ensure that the Company maintains adequate succession planning and organizational structure.

Business Development and Strategic Partnerships
Executive shall identify, evaluate, and pursue new business opportunities, strategic partnerships, acquisitions, licensing arrangements, and other initiatives designed to expand the Company’s business and market position.

Other Duties Assigned by the Board
Executive shall perform such additional duties and responsibilities as may reasonably be assigned by the Board of Directors from time to time that are consistent with Executive’s position and authority.

SCHEDULE B

Annual Bonus

The Executive is eligible to receive an annual bonus that is contingent upon meeting the Company's consolidated revenue targets for the year (“Revenue Targets”). The Company’s Revenue Targets are based on a calendar year, starting from January 1 to December 31, and will be accrued accordingly during the calendar year. The bonus is entirely dependent on achieving the following Revenue Targets.

Revenue Targets

For purposes of this Exhibit:

●	“Consolidated Revenue” refers to the net consolidated revenue of the Company as reported in its annual financial statements.

●	Consolidated Revenue encompasses all income generated by entities that belong to the Company at the time this Agreement is signed.

It will also include revenue from any entities that are acquired or merged with the Company following the signing of this Agreement.

●	Revenue generated from any joint ventures in which the Company or its subsidiaries are involved will also be counted as part of Consolidated Revenue.

Consolidated Revenue, as defined above, will be used to measure performance against the Revenue Targets for purposes of determining the Executive’s annual bonus.

Consolidated Net Revenue Target	% payout of Base Salary
Below $7,000,000	50% of bonus payout
$7,000,000 +	100% of bonus payout
$10,000,000 +	150% of bonus payout
$15,000,000 +	200% of bonus payout

All figures in United States Dollars (USD)

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